Exhibit 99.1

Investor Contact: Logan L. Bonacorsi
(314) 719-1755
llbonacorsi@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FIRST QUARTER 2019 EARNINGS

First Quarter 2019 Highlights

•	Net income of $41.7 million and adjusted EBITDA of $270.1 million

•	Reiterated full year 2019 adjusted EBITDA forecast of $1.265 billion

Clayton, MO, April 30, 2019 - Olin Corporation (NYSE: OLN) announced financial results for the first quarter ended March 31, 2019.

First quarter 2019 reported net income was $41.7 million, or $0.25 per diluted share, which compares to first quarter 2018 reported net income of $20.9 million, or $0.12 per diluted share. First quarter 2019 adjusted EBITDA of $270.1 million excludes depreciation and amortization expense of $152.9 million, restructuring charges of $4.0 million, information technology integration costs of $14.1 million and a pretax gain on the sale of an investment in a non-consolidated affiliate of $11.2 million. First quarter 2018 adjusted EBITDA was $240.3 million. Sales in the first quarter 2019 were $1,553.4 million compared to $1,710.3 million in the first quarter 2018.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “Olin achieved the highest first quarter adjusted EBITDA since the 2015 acquisition of Dow’s U.S. chlor alkali and vinyls, global chlorinated organics and global epoxy business. This level of adjusted EBITDA was reached despite several challenges during the first quarter, including ongoing weakness in caustic soda pricing, a later-than-normal seasonal rebound in epoxy and merchant chlorine demand, and shipping disruptions associated with the closure of the Houston Ship Channel in late March.”

OUTLOOK

During the first quarter, caustic soda pricing in Olin’s system declined by approximately 9% from the fourth quarter 2018 levels. At present, caustic soda pricing appears to be nearing a bottom, and Olin expects caustic soda pricing to begin to improve as the second quarter progresses. Olin also expects further recovery of caustic soda pricing during the second half of 2019. Olin continued to experience improvement in pricing for chlorine, ethylene dichloride and other chlorine-derivatives in the first quarter and anticipates positive supply and demand fundamentals for chlorine and chlorine-derivatives to continue through the balance of 2019. We believe the favorable structural conditions in the chlor alkali industry resulting from expected demand and supply dynamics remain in place. The Company remains confident in the long-term positive outlook for our Chlor Alkali Products and Vinyls business.

First quarter 2019 epoxy resin volumes increased sequentially from the fourth quarter of 2018 as customer inventory destocking eased, but were lower year-over-year due to lower end-use demand from automotive-related customers and Asian customers. The Company experienced sequentially lower raw material costs, primarily benzene and propylene, which were offset by lower product pricing. The long-term supply and demand fundamentals for the Epoxy business also remain positive. The combination of expected steady global demand growth and minimal capacity additions in the industry support a favorable long-term Epoxy business outlook.

“During the second quarter, Olin expects caustic soda pricing in our system to decline from the first quarter levels. As a result of the lower caustic soda pricing and sequentially higher planned maintenance turnaround costs, Olin expects second quarter 2019 adjusted EBITDA to be lower than the first quarter. Olin also expects second half 2019 adjusted EBITDA to be stronger than the first half. While Olin continues to expect 2019 adjusted EBITDA to be comparable to 2018 levels, we now believe that there is more downside risk than upside opportunity for the full year. During 2019, we will continue to focus on achieving our debt reduction targets, while investing in our businesses, and returning cash to our shareholders to create long-term value,” Fischer continued.

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes and includes the (losses) earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the first quarter 2019 were $872.2 million compared to $936.1 million in the first quarter 2018. First quarter 2019 segment earnings were $120.4 million compared to $130.5 million in the first quarter 2018. The decreases in the first quarter sales and segment earnings compared to the prior year were primarily due to decreased caustic soda pricing, partially offset by higher chlorine, ethylene dichloride, and other chlorine-derivative pricing. The lower segment earnings compared to prior year also included higher ethylene costs, due to increased ethane prices, which were more than offset by lower electricity costs and lower maintenance turnaround costs. Chlor Alkali Products and Vinyls first quarter 2019 results included depreciation and amortization expense of $119.8 million compared to $113.7 million in the first quarter 2018.

EPOXY

Epoxy sales for the first quarter 2019 were $524.0 million compared to $603.3 million in the first quarter 2018. The decrease in Epoxy sales was primarily due to lower cumene volumes and lower product prices. The first quarter 2019 segment income was $10.5 million compared to a segment loss of $22.1 million in the first quarter 2018. The increase in Epoxy segment earnings was primarily due to lower planned maintenance turnaround costs. The first quarter 2018 Epoxy segment earnings reflected $44.7 million of maintenance costs and unabsorbed fixed manufacturing costs from lower production associated with an approximate two-month planned maintenance turnaround at our production facilities in Freeport, Texas. The first quarter 2019 Epoxy segment earnings also included lower product prices, offset by lower raw material costs, primarily benzene and propylene, compared to last year. Epoxy first quarter 2019 results included depreciation and amortization expense of $26.5 million compared to $26.7 million in the first quarter 2018.

WINCHESTER

Winchester sales for the first quarter 2019 were $157.2 million compared to $170.9 million in the first quarter 2018. The decrease in sales was primarily due to lower military and commercial sales. First quarter 2019 segment earnings were $9.1 million compared to $12.0 million in the first quarter 2018. The decrease in segment earnings was primarily due to lower military ammunition volumes and lower selling prices, partially offset by lower commodity and other material costs. Winchester first quarter 2019 results included depreciation and amortization expense of $4.9 million compared to $5.1 million in the first quarter 2018.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the first quarter 2019 increased by $2.6 million compared to the first quarter 2018, primarily due to higher costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and the related infrastructure costs. Stock-based compensation costs, which includes mark-to-market adjustments, were also higher in the quarter and legal fees were lower.

OTHER INCOME

During first quarter 2019, Olin received proceeds of $20 million and recorded a gain of $11.2 million for the sale of the Company’s 9.1% limited partnership interest in Bay Gas Storage Company, Ltd (Bay Gas). In second quarter 2018, Chlor Alkali Products and Vinyls recorded a $21.5 million non-cash impairment charge related to this investment in a non-consolidated affiliate. Bay Gas owns, leases and operates underground gas storage and related pipeline facilities, which are used to provide natural gas storage and delivery in the McIntosh, AL area. Olin has no other non-consolidated affiliates.

CASH AND DEBT

The cash balance at March 31, 2019 was $105.7 million. In first quarter 2019, Olin repaid $50 million of debt outstanding using available cash. Olin is targeting to repay approximately $250 million to $300 million of debt during 2019. During the first quarter 2019, approximately 0.6 million shares of common stock were repurchased at a cost of $13.2 million.

DIVIDEND

On April 25, 2019, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on June 10, 2019, to shareholders of record at the close of business on May 10, 2019. This will be the 370th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss first quarter 2019 financial results at 10:00 a.m. Eastern time on Wednesday, May 1, 2019. Associated slides, which will be available one hour prior to the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	failure to control costs or to achieve targeted cost reductions;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	complications resulting from our multiple enterprise resource planning systems and the conversion to a new system;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	the failure or an interruption of our information technology systems;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	unexpected litigation outcomes;

•	adverse changes in international markets, including economic, political or regulatory changes;

•	weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;

•	failure to attract, retain and motivate key employees;

•	our substantial amount of indebtedness and significant debt service obligations;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	our long range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2019-09

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2019	2018
Sales	$1,553.4	$1,710.3
Operating Expenses:
Cost of Goods Sold	1,347.3	1,528.7
Selling and Administration	107.0	100.5
Restructuring Charges	4.0	4.0
Acquisition-related Costs	—	0.3
Other Operating Income(b)	0.1	8.1
Operating Income	95.2	84.9
Earnings of Non-consolidated Affiliates	—	0.5
Interest Expense	57.4	63.7
Interest Income	0.2	0.4
Non-operating Pension Income	3.9	5.4
Other Income(c)	11.2	—
Income before Taxes	53.1	27.5
Income Tax Provision	11.4	6.6
Net Income	$41.7	$20.9
Net Income Per Common Share:
Basic	$0.25	$0.13
Diluted	$0.25	$0.12
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	165.0	167.2
Average Common Shares Outstanding - Diluted	166.1	169.2

(a)	Unaudited.

(b)
Other operating income for the three months ended March 31, 2018 included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(c)	Other income for the three months ended March 31, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Segment Information(a)

	Three Months Ended March 31,
(In millions)	2019	2018
Sales:
Chlor Alkali Products and Vinyls	$872.2	$936.1
Epoxy	524.0	603.3
Winchester	157.2	170.9
Total Sales	$1,553.4	$1,710.3
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$120.4	$130.5
Epoxy	10.5	(22.1)
Winchester	9.1	12.0
Corporate/Other:
Environmental Expense	(1.8)	(2.3)
Other Corporate and Unallocated Costs(b)	(39.1)	(36.5)
Restructuring Charges	(4.0)	(4.0)
Acquisition-related Costs	—	(0.3)
Other Operating Income(c)	0.1	8.1
Interest Expense	(57.4)	(63.7)
Interest Income	0.2	0.4
Non-operating Pension Income	3.9	5.4
Other Income(d)	11.2	—
Income before Taxes	$53.1	$27.5

(a)	Unaudited.

(b)
Other corporate and unallocated costs for the three months ended March 31, 2019 and 2018 included information technology integration project charges of $14.1 million and $6.5 million, respectively, associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(c)
Other operating income for the three months ended March 31, 2018 included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(d)	Other income for the three months ended March 31, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,	March 31,
(In millions, except per share data)	2019	2018	2018
Assets:
Cash & Cash Equivalents	$105.7	$178.8	$109.1
Accounts Receivable, Net	808.3	776.3	835.6
Income Taxes Receivable	6.3	5.9	17.5
Inventories	717.5	711.4	675.6
Other Current Assets	46.7	35.0	61.2
Total Current Assets	1,684.5	1,707.4	1,699.0
Property, Plant and Equipment (Less Accumulated Depreciation of $2,892.4, $2,781.0 and $2,444.2)	3,433.5	3,482.1	3,539.4
Operating Lease Asset, Net	275.1	—	—
Deferred Income Taxes	31.7	26.3	39.4
Other Assets	1,131.4	1,150.4	1,197.0
Intangibles, Net	494.2	511.6	565.1
Goodwill	2,119.5	2,119.6	2,120.3
Total Assets	$9,169.9	$8,997.4	$9,160.2
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$126.1	$125.9	$0.7
Accounts Payable	637.0	636.5	698.2
Income Taxes Payable	13.0	22.6	16.0
Current Operating Lease Liabilities	69.4	—	—
Accrued Liabilities	294.4	333.3	256.1
Total Current Liabilities	1,139.9	1,118.3	971.0
Long-term Debt	3,067.2	3,104.4	3,534.7
Operating Lease Liabilities	206.0	—	—
Accrued Pension Liability	660.2	674.3	628.7
Deferred Income Taxes	525.9	518.9	498.4
Other Liabilities	733.1	749.3	764.3
Total Liabilities	6,332.3	6,165.2	6,397.1
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares: Issued and Outstanding 164.9 Shares (165.3 and 167.2 in 2018)	164.9	165.3	167.2
Additional Paid-in Capital	2,239.2	2,247.4	2,285.0
Accumulated Other Comprehensive Loss	(656.9)	(651.0)	(552.8)
Retained Earnings	1,090.4	1,070.5	863.7
Total Shareholders’ Equity	2,837.6	2,832.2	2,763.1
Total Liabilities and Shareholders’ Equity	$9,169.9	$8,997.4	$9,160.2

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Three Months Ended March 31,
(In millions)	2019	2018
Operating Activities:
Net Income	$41.7	$20.9
Gain on Disposition of Non-consolidated Affiliate	(11.2)	—
Stock-based Compensation	3.3	3.1
Depreciation and Amortization	152.9	146.7
Deferred Income Taxes	(3.0)	(18.9)
Qualified Pension Plan Contributions	(0.1)	(0.5)
Qualified Pension Plan Income	(2.0)	(3.8)
Changes in:
Receivables	(36.2)	(102.5)
Income Taxes Receivable/Payable	(9.9)	6.0
Inventories	(11.2)	14.9
Other Current Assets	(12.4)	(16.7)
Accounts Payable and Accrued Liabilities	(17.9)	25.1
Other Assets	2.9	3.1
Other Noncurrent Liabilities	6.4	0.3
Other Operating Activities	1.0	3.2
Net Operating Activities	104.3	80.9
Investing Activities:
Capital Expenditures	(102.2)	(89.5)
Proceeds from Disposition of Property, Plant and Equipment	—	0.1
Proceeds from Disposition of Non-consolidated Affiliate	20.0	—
Net Investing Activities	(82.2)	(89.4)
Financing Activities:
Long-term Debt Repayments, Net	(50.2)	(59.6)
Common Stock Repurchase and Retired	(13.2)	—
Stock Options Exercised	1.4	1.0
Dividends Paid	(33.0)	(33.4)
Debt Issuance Costs	—	(8.5)
Net Financing Activities	(95.0)	(100.5)
Net Decrease in Cash and Cash Equivalents	(72.9)	(109.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.2)	(0.3)
Cash and Cash Equivalents, Beginning of Period	178.8	218.4
Cash and Cash Equivalents, End of Period	$105.7	$109.1

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income), restructuring charges and acquisition-related costs. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended March 31,
(In millions)	2019	2018
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$41.7	$20.9
Add Back:
Interest Expense	57.4	63.7
Interest Income	(0.2)	(0.4)
Income Tax Provision	11.4	6.6
Depreciation and Amortization	152.9	146.7
EBITDA	263.2	237.5
Add Back:
Restructuring Charges	4.0	4.0
Acquisition-related Costs	—	0.3
Information Technology Integration Project(b)	14.1	6.5
Certain Non-recurring Items(c)	(11.2)	(8.0)
Adjusted EBITDA	$270.1	$240.3

(a)	Unaudited.

(b)
Information technology integration project charges for the three months ended March 31, 2019 and 2018 were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(c)
Certain non-recurring items for the three months ended March 31, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate. Certain non-recurring items for the three months ended March 31, 2018 included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.